Exhibit 99.3

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700
NEWS RELEASE
Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com
STEADFAST INCOME REIT
ANNOUNCES REINSTATEMENT OF SHARE REPURCHASE PROGRAM
IRVINE, Calif., May 14, 2015 – The Steadfast Income REIT, Inc. ("Steadfast Income REIT" or the "Company") board of directors announced today the reinstatement of the Company's Share Repurchase Program ("SRP"), effective as of July 1, 2015. The Company's board of directors suspended the SRP as of November 20, 2014. However, after careful consideration, the Company's board of directors has determined that the reinstatement of the SRP is currently in the best interests of the Company and its stockholders.
With the reinstatement of the SRP, stockholders will have the opportunity to have Steadfast Income REIT repurchase all or a portion of their investment. Participation in the SRP is voluntary and there is no fee in connection with the repurchase of the Company's stock. The Company is not obligated to repurchase any shares of stock under the SRP. The Company is limiting repurchases during the quarter beginning July 1, 2015 to not exceed $2 million and limiting repurchases during each subsequent quarter to not exceed $1 million.
About Steadfast Income REIT
    Steadfast Income REIT is a public, non-listed real estate investment trust that operates a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.
This release contains certain forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", "may" and "should" and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of the Company's public filings with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.